Exhibit 10.3

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) dated as of January 5, 2011, is entered into between Frank D. Forward (the “Consultant”) and BJ’s Wholesale Club, Inc. (“BJ’s” or the “Company”).

WITNESSETH

WHEREAS, Consultant has a unique historical knowledge of the Company;

WHEREAS, Consultant has significant institutional and industry knowledge and expertise in the retail and wholesale sectors; and

WHEREAS, the Company desires to utilize the expert advice and consultation assistance of Consultant in the field in which Consultant has professional and experiential qualifications.

NOW THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and Consultant agree as follows:

1.	Consulting Services. Company agrees to engage Frank D. Forward to provide strategic advice and expert guidance to executives of the Company (“Services”). Consultant will provide such consultation to Laura Sen, President and Chief Executive Officer of the Company (the “CEO”), Robert W. Eddy, Chief Financial Officer (the “CFO”) and to the other members of the Company’s Senior Leadership Team. Consultant’s Services, which are anticipated to require 50% of Consultant’s time, shall include, but are not limited to the following:

a.	Supporting the on-going transition of the CFO;

b.	Providing input to the CEO and CFO on setting the strategic direction of the business and expansion opportunities for the business; and

c.	Remaining current on the operation and financial performance of the Company to provide advice and counsel as needed or requested by the CEO, CFO and/or the Senior Leadership Team on financial reporting, investor relations and other topics.

2.	Compensation. BJ’s agrees to pay Consultant for Services rendered pursuant to this Agreement at the rate of $300,000 per 12 month period (“Consulting Fee”). The Company shall pay Consultant his Consulting Fee in twelve equal monthly lump sum installments. Consultant shall be reimbursed for all reasonable travel expenses incurred in the course of the provision of Services.

LP11:ECC/Consulting Agreement Forward

3.	Term and Termination of Agreement.

a.	This Agreement shall be effective as of January 31, 2011 and shall terminate on February 1, 2013 (“Term”) unless otherwise terminated under this paragraph or by the mutual assent of the parties.

b.	The Company shall have the right to terminate this Agreement upon sixty days written notice to Consultant, if Consultant shall fail to provide the services set forth in this Agreement, and the Consultant shall have the right to terminate this agreement upon sixty days written notice for any reason.

c.	This Agreement shall be automatically terminated upon the death or disability of the Consultant. The Company shall pay to Consultant’s estate, or to the Consultant as appropriate, the balance of the Consulting Fee owed through the fiscal year end of the year of Consultant’s death or disability.

4.	Independent Contractor. The parties intend that Consultant shall perform services pursuant to this Agreement as an independent contractor as defined by applicable law. Consultant shall be responsible for payment of all taxes arising out of Consultant’s activities under this Agreement.

5.	Confidentiality. Consultant acknowledges that during the engagement of his services by the Company, Consultant will have access to and become acquainted with various trade secrets, strategies, information, and records of the Company and/or used by the Company in connection with the operation of its business, and Consultant agrees to keep confidential all such information and any other non-public information from, or relating to, the Company. All files, records, documents, and information and similar items relating to the business of the Company, whether prepared by Consultant or otherwise coming into his possession, shall remain the exclusive property of the Company. The provisions of this paragraph shall survive the termination of this Agreement.

6.	Right to Injunction. The parties hereto acknowledge that the services to be rendered by Consultant under this Agreement and the rights and privileges granted to the Company under the Agreement are of a special, unique, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Consultant of any of the provisions of this Agreement will cause the Company irreparable injury and damage. Consultant expressly agrees that the Company shall be entitled to seek injunctive in the event of, or to prevent, a breach of any provision of this Agreement by Consultant. Rights and remedies of the Company under this Agreement are cumulative and resort to injunctive relief, however, shall not be construed to be a waiver of any other rights or remedies that the Company may have for damages or otherwise.

7.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, if any, successors, and assigns.

8.	Waiver. Waiver by one party or breach of any provision of this Agreement by the other shall not operate as a continuing waiver.

9.	Assignment. Consultant shall not assign any of Consultant’s rights under this Agreement, or delegate the performance of any of Consultant’s duties hereunder, without the prior written consent of the Company. Nor, shall anyone other than Forward provide the Services under this Agreement on behalf of Consultant.

10.	Notices. Any and all notices to be given hereunder shall be in writing and shall be given to another party if personally served, or if sent by Federal Express or a similar national overnight carrier (“Federal Express”). If such notice is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, is given by Federal Express, such notice shall be conclusively deemed given one day after delivery to Federal Express addressed to the party to whom such notice is to be given as follows:

If to Consultant:	Frank D. Forward
25 Cider Hill Lane
Sherborn, MA 01770

If to the Company:	President and Chief Executive Officer
BJ’s Wholesale Club, Inc
25 Research Drive
Westborough, MA 01581

Any party hereto may change its address for purposes of this section by written notice given in the manner provided above.

11.	Entire Understanding. This Agreement constitutes the sole agreement between the parties hereto. It supersedes all prior communications, representations or agreements between the parties.

12.	Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, notwithstanding conflict of law principals.

13.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.

14.	Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF the undersigned are duly authorized to execute and do execute this Agreement on behalf of Consultant and the Company as of the day and year first written above.

BJ’S WHOLESALE CLUB, INC.

/s/ Laura J. Sen	/s/ Frank D. Forward
Laura J. Sen	Frank D. Forward
President and Chief Executive Officer

1/5/2011	January 5, 2011
Date	Date

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